AMENDMENT NO. 3 TO

AMENDED AND RESTATED SUB-ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO THE AMENDED AND RESTATED SUB-ADMINISTRATIVE SERVICES AGREEMENT dated January 1, 2001, as amended and assigned (“Amendment”), effective as of June 4, 2007, is by and among Old Mutual Capital, Inc. (“OMCAP”) and SEI Investments Global Funds Services (hereinafter referred to as “SEI GFS”).

WHEREAS, OMCAP serves as the investment advisor and administrator to the Old Mutual Advisor Funds II series funds pursuant to an investment management agreement; and

WHEREAS, OMCAP and SEI GFS are parties to an Amended and Restated Sub-Administrative Agreement dated January 1, 2001, as amended and assigned (the “Agreement”), pursuant to which, among other things, SEI GFS agreed to provide certain sub-administrative services on behalf of Old Mutual Advisor Funds II; and

WHEREAS, the parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced as set forth in Attachment I attached hereto.
2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.
3.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

IN WITNESS WHEREOF this Amendment has been entered into as of the day and year first above written.

OLD MUTUAL CAPITAL, INC. By: /s/ Robert T. Kelly Name: Robert T. Kelly Title: Vice President	SEI INVESTMENTS Global FUNDS Services By: /s/ Stephen Meyer Name: Stephen Meyer Title: Executive Vice President

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ATTACHMENT I

SCHEDULE A TO AMENDED AND RESTATED SUB-ADMINISTRATIVE SERVICES AGREEMENT DATED JANUARY 1, 2001

AS AMENDED JUNE 4, 2007

Old Mutual Analytic U.S. Long/Short Fund
Old Mutual Barrow Hanley Value Fund
Old Mutual Columbus Circle Technology and Communications Fund
Old Mutual Emerging Growth Fund
Old Mutual Focused Fund
Old Mutual Growth Fund
Old Mutual Heitman REIT Fund
Old Mutual Large Cap Fund
Old Mutual Large Cap Growth Fund
Old Mutual Large Cap Growth Concentrated Fund
Old Mutual Mid-Cap Fund
Old Mutual Select Growth Fund
Old Mutual Small Cap Fund
Old Mutual Strategic Small Company Fund
Old Mutual TS&W Mid-Cap Value Fund
Old Mutual TS&W Small Cap Value Fund
Old Mutual Cash Reserves Fund
Old Mutual Dwight Intermediate Fixed Income Fund
Old Mutual Dwight Short Term Fixed Income Fund

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